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                                  EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 14, 2001 included in this Form 10-K into the following registration statements of Edgewater Technology, Inc. (formerly StaffMark, Inc.): (1) Registration Statement (Form S-8 No. 333-50912) filed with the SEC on November 30, 2000; (2) Registration Statement (Form S-8 No. 333-93325) filed with the SEC on December 22, 1999; and (3) Registration Statement (Form S-8 No. 333-88313) filed with the SEC on October 1, 1999. It should be noted that we have not audited any financial statements of Edgewater Technology, Inc. subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.

                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts,
March 23, 2001.